Exhibit 10.2
STONE ENERGY CORPORATION
EXECUTIVE CHANGE IN CONTROL SEVERANCE POLICY
1.  POLICY
     Stone Energy Corporation (the “Company”) will provide the severance benefits as defined herein to designated executives of the Company who are terminated for other than Cause or who leave for Good Reason, in either case in connection with, or within twenty-four (24) months after, a Change in Control.
2.  PURPOSE
     The purpose of this policy is to define the severance policy of the Company for designated executives after a Change in Control.
3.  SCOPE
     This policy shall only apply to certain executives designated by the Company’s Board of Directors (the “Board”) in its sole discretion. No benefit shall be payable under this policy to employees who enter into a separate written severance agreement with the Company on or after the effective date of this policy and who are entitled to receive severance payments thereunder as a result of a termination of service in connection with, or within twenty-four (24) months after, a Change in Control. As a condition precedent to receipt of any payments, benefits or other services under this policy, each executive will be required to execute a binding release satisfactory to the Company pursuant to which such employee releases the Company from any liability in connection with employment by the Company.
4.  PROCEDURE
     Executives who are terminated for other than Cause or who leave for Good Reason as defined under this policy shall be provided the following payments, benefits and other services as hereinafter defined, with payments to be made within eight (8) business days after execution of a satisfactory release.
4.1	Base Salary

The Company will pay the executive’s base salary up to the date of termination.

4.2	Bonus

The Company will pay the executive a pro rata share of the bonus opportunity up to the date of termination at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.

4.3	Severance

The executive will be eligible to receive a lump sum cash severance payment equal to 2.99 times the sum of: (a) the executive’s base salary calculated using the higher of the annual salary rate in effect at the time of termination or that in effect on the date of the Change in Control and (b) any target bonus at the one hundred percent (100%) level for which the executive is eligible for the fiscal year in which termination occurs.

4.4	Long Term Incentives

Terminations made under the provisions of this policy shall, unless otherwise governed by the specific award and plan, for purposes of any long term incentive awards held by the executive be deemed “For the Convenience of the Company,” as defined within the individual LTIP award letters, if any.

4.5	Outplacement

The executive will be eligible to receive outplacement services the duration and costs for which shall be determined by the then prevailing Human Resources Department’s practice concerning use of outplacement services, and in no event should exceed a cost to the Company of 5% of the base annual salary of the executive.

4.6	Other Benefits

Any other termination benefits will be managed consistent with current severance practices for non-executive employees.

4.7	Excise Tax

If any of the payments or benefits received by the executive designated to participate, whether or not pursuant to this policy, will be subject to the Excise Tax, then the Company shall pay to the executive an additional amount (“Gross-Up Payment”) such that the net amount retained by the executive, after deduction of any Excise Tax on the total payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the amount the executive would have otherwise received without such Excise Tax; provided, however, that if it shall be determined that the executive is entitled to a Gross-Up Payment, but that the total to be paid to executive does not exceed one hundred ten percent (110%) of the greatest amount (the “Reduced Amount”) that could be paid to the executive such that the receipt of the total would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the executive and the total payments to executive in the aggregate shall be reduced to the Reduced Amount.

5.  DEFINITIONS
     “Cause” for termination by the Company of the executive’s employment shall mean (i) the willful and continued failure by the executive to substantially perform the executive’s duties with the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the Board which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s act, or failure to act, was in the best interest of the Company.
“Change in Control” — a Change in Control shall be deemed to have occurred for purposes of this policy if the event set forth in any one of the following paragraphs shall have occurred:
(A) any Person (a “person or entity”) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals, who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(C) there is consummated a scheme of arrangement, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such scheme of arrangement, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty-five percent (65%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a scheme of arrangement, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company of its Affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or
(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty-five percent (65%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Excise Tax” shall mean any excise tax imposed under section 4999 of the Internal Revenue Code.
“Good Reason” for termination by the executive of the executive’s employment shall mean the occurrence (without the executive’s express written consent) within twenty-four (24) months after any Change in Control of any one of the following acts by the Company, or failures by the Company to act:
(A) a reduction in the executive’s annual base salary as in effect on the date of the Change in Control or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;
(B) the failure by the Company to continue in effect any compensation plan in which the executive participates immediately prior to the Change in Control which is material to the executive’s total compensation, including but not limited to the Company’s Annual Incentive Compensation Plan and its Amended and Restated Stock Incentive Plan or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or unless the Company eliminates the compensation plan for all participants, or the failure by the Company to continue the executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
(C) the failure by the Company to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the executive was participating immediately prior to the Change in Control (except for across-the-board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the executive of any material fringe benefit or perquisite enjoyed by the executive at the time of the Change in Control, or the failure by the Company to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control.
The executive’s right to terminate the executive’s employment for Good Reason shall not be affected by the executive’s incapacity due to physical or mental illness. The executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
6.  RESPONSIBILITY
     Except as otherwise stated herein, this policy will be administered by the Company’s Vice President of Human Resources. This policy is subject to review, change or cancellation at any time at the sole discretion of the Compensation Committee of the Board, provided, however, that the policy shall not be changed as to the designated executives after a Change in Control.
7.  SECTION 409A
     Notwithstanding anything in this policy to the contrary, if any payment or benefit under this policy would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code and related regulations and United States Department of the Treasury pronouncements, that provision of this policy will be reformed to avoid imposition of the applicable tax.
8.  EFFECTIVE DATE
     The effective date of this policy is August 18, 2005.